Exhibit A

Joint Filing Agreement

The undersigned agree to jointly file a Schedule 13D relating to their beneficial ownership of the Common Stock of Multimedia Platforms, Inc.

WHITE WINSTON SELECT ASSET FUNDS, LLC

By: /s/ Todd M. Enright Todd M. Enright
Partner

August 8, 2016

Todd M. Enright

/s/ Todd M. Enright

August 8, 2016

Mark Blundell

/s/ Mark Blundell

August 8, 2016

Donald Feagan

/s/ Donald Feagan

August 8, 2016